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                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Candlewood Birmingham, L.L.C.

Candlewood Blue Ash, L.L.C.

Candlewood Englewood, L.L.C.

Candlewood Hampton, L.L.C.

Candlewood Hotel Company, L.L.C.

Candlewood Jeffersontown, L.L.C.

JPD Corporation

Candlewood Kansas City-Overland Park, L.L.C.

Candlewood Omaha, L.L.C.

Candlewood Wichita Northeast, L.L.C.